Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
EMS Technologies, Inc.:
We consent to the use of our reports dated March 16, 2007 with respect to the consolidated balance sheets of EMS Technologies, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period end December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of EMS Technologies, Inc. and are incorporated herein by reference. The Company changed its method of accounting for share-based payment in 2006.
KPMG LLP
Atlanta, Georgia
November 26, 2007